Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of Time Warner Inc. (“Time Warner”) of our report dated July 7, 2010 with respect to the consolidated financial statements, schedule and supplementary information for the year ended December 31, 2009 of Time Warner included in Exhibit 99.1 to this Current Report on Form 8-K of Time Warner:

1) No. 333-53564	8) No. 333-54518	15) No. 333-105384	22) No. 333-142536
2) No. 333-53568	9) No. 333-65350	16) No. 333-116118	23) No. 333-157446
3) No. 333-53572	10) No. 333-65692	17) No. 333-123276	24) No. 333-157448
4) No. 333-53574	11) No. 333-84858	18) No. 333-123278	25) No. 333-165156
5) No. 333-53576	11) No. 333-102787	19) No. 333-132070	26) No. 333-166599
6) No. 333-53578	13) No. 333-104134	20) No. 333-137291
7) No. 333-53580	14) No. 333-104135	21) No. 333-137292

/s/ Ernst & Young LLP
New York, New York
July 7, 2010